Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of January 12, 2015, by and between Intrawest Resorts Holdings, Inc. (the “Corporation”) and Travis Mayer (the “Executive”).

WHEREAS, the Corporation and Executive entered into that certain Employment Agreement dated May 13, 2014 (as such agreement has been modified by the adoption of a Flexible Time-Off Policy effective as December 31, 2014, the “Employment Agreement”); and

WHEREAS, the Corporation and Executive desire to amend the Employment Agreement with respect to Executive’s position and title.

NOW, THEREFORE in consideration of the mutual promises, covenants and agreements contained herein together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Executive agree as following:

1.    Capitalized terms used herein, but not defined in this Amendment, shall have the meaning assigned to them in the Employment Agreement.

2.    Subsection (a) of Section 2 of the Employment Agreement is hereby amended to read as follows:

“(a)    Position and Reporting. During the Employment Term, the Executive shall serve as the Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and shall report directly to the Chief Executive Officer of the Corporation (the “CEO”).”

3.    Subsection (b) of Section 2 of the Employment Agreement is hereby amended to read as follows:

“(b)    Duties and Responsibilities. During the Employment Term, the Executive shall (i) be a full-time employee of the Corporation and shall dedicate all of his working time to the Corporation and its subsidiaries and shall have no other employment and no other business ventures which are undisclosed to the Corporation or which conflict with his duties under this Agreement, provided that this provision shall not restrict the Executive from engaging in private investment activities on behalf of himself or his immediate family or, subject to the prior approval of the CEO, serving on the board of directors (or similar position) or committees thereof of a charitable, non-profit or civic organization so long as any such activities do not conflict with this Agreement or interfere with the Executive’s duties or responsibilities as an officer of the Corporation and its subsidiaries and are not in respect of a Competitive Business (as defined below), (ii) have the normal duties, responsibilities and authority of an executive serving as an Executive Vice President, Chief Financial Officer and Treasurer of a public corporation comparable to the Corporation, subject to the power of the CEO or the Corporation to expand or limit such duties, responsibilities and authority, either generally or in specific instances, in each case, subject to the terms of this Agreement and (iii) serve as an officer and/or member of the board of directors of any of the Corporations’ Affiliates as requested by the CEO from time to time for no additional compensation.”

4.    To the extent that there is any conflict between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall control. Except as provided herein, all terms and provisions of the Employment Agreement shall remain unchanged.

INTRAWEST RESORTS HOLDINGS, INC.

/s/ Thomas F. Marano
Thomas F. Marano
Chief Executive Officer

EXECUTIVE

/s/ Travis Mayer
Travis Mayer

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